Exhibit 21
                                       LIST OF SUBSIDIARIES
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

     Name                                    State Of Incorporation    Trade Names
Kenneth O. Lester Company, Inc.              Tennessee                 PFG Customized

Caro Foods, Inc.                             Louisiana

Fresh Advantage, Inc.                        Virginia                  Dixon
                                                                       Fresh Advantage
                                                                       Prime Source

Performance Transportation Systems, Inc.     Tennessee

Southland Distribution
System, Inc.                                 Louisiana

PFG Lester-Broadline, Inc.                   Tennessee

Hale Brothers/Summit, Inc.                   Tennessee                 PFG Hale

Pocahontas Foods, USA, Inc.                  Virginia                  Pocahontas USA

T & S Transportation of
Richmond, Inc.                               Virginia                  T & S Transportation

PFG Holding, Inc.                            Florida

Performance Food Group of Texas, L.P.        Texas                     PFG of Texas

Performance Food Group of Georgia, Inc.      Georgia                   PFG Milton's
                                                                       PFG Powell

AFI Food Service Distributors, Inc.          New Jersey

AFFLINK Incorporated                         Alabama                   AFFLINK

Virginia Foodservice Group, Inc.             Virginia                  Nesson Meats

NorthCenter Foodservice Corporation          Maine

PFG of Texas, Inc.                           Texas

Carroll County Foods, Inc.                   Maryland

Redi-Cut Foods, Inc.                         Illinois                  Redi-Cut

K.C. Salad Holdings, Inc.                    Missouri

Kansas City Salad, L.L.C.                    Illinois                  Redi-Cut

K.C. Salad Real Estate, L.L.C.               Delaware

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